UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22 , 2009

SECURED DIGITAL APPLICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25658	84-1357927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Park Avenue, 10th Floor, New York, NY	10169
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code:  (212) 551 1747

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
Effective May 22, 2009, Aik-Fun Chong, the Company’s Treasurer and Chief Accounting Officer resigned as a Director.  Mr. Chong had served as a Class I Director since March 11, 2009.  His resignation was not due to any disagreement with the Company. He will continue to serve as Treasurer and Chief Accounting Officer of the Company.

(c)
Effective May 22, 2009, Kamaruddin Bujang (54 years) was appointed as the President and Secetary of the Company.  Prior to joining the Company, Mr. Bujang served as Project Architect at DMP Architects from 2004 to 2009.  His responsibilities at DMP Architects included, amongst others, preparing and presenting design proposals to clients, negotiating with contractors and other professionals, coordinating the work of contractors, ensuring that the projects are running within the agreed timescale, keeping within the financial budgets and deadlines and solving problems that might occur during the construction period.

The Company intends to enter into an employment agreement with Mr. Bujang but has not yet done so and therefore the material terms of such agreement, including compensation terms, are not yet available. The Company will file a brief description of the material terms of such employment agreement as an amendment to this Current Report on Form 8-K within four (4) business days after such information becomes available.

Mr. Bujang does not have any family relationship with any director or executive officer of the Company. There were no transactions nor are there any currently proposed transactions in which the Company or any of its subsidiaries was or is to be a participant in which Mr. Bujang or any immediate family member of Mr. Bujang had, or will have, a direct or indirect material interest.

(d)
On May 22, 2009, the Board of Directors of the registrant approved the appointment of Kamaruddin Bujang to serve as a Class I Director of the Company until his successor is duly elected and take office.

There is no arrangement pursuant to which Mr. Bujang was selected as a director, and there are no related party transactions between the Company and Mr. Bujang that are reportable under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURED DIGITAL APPLICATIONS, INC.

By:	/s/ Patrick Soon-Hock Lim
Name: Patrick Soon-Hock Lim
Title: Chairman & Chief Executive Officer

Date:  May 26, 2009

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